Exhibit 99.1

VIVUS FILES LAWSUIT AGAINST HETERO
FOR INFRINGEMENT OF STENDRA PATENTS

MOUNTAIN VIEW, Calif., July 27, 2016 - VIVUS, Inc. (NASDAQ: VVUS), today announced that it has filed a lawsuit in the U.S. District Court for the District of New Jersey against Hetero USA, Inc. and Hetero Labs Limited, collectively referred to as Hetero.

The lawsuit was filed in response to an Abbreviated New Drug Application, or ANDA, filed by Hetero.  In its application, Hetero seeks to market and sell generic versions of the currently approved doses of STENDRA® (avanafil) tablets prior to the expiration of U.S. Patents 6,656,935 and 7,501,409, which are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. VIVUS filed the lawsuit on the basis that Hetero’s proposed generic products infringe each of these patents.

In accordance with the Hatch-Waxman Act, as a result of having filed a lawsuit within 45 days of the Paragraph IV certification notice, FDA approval of the ANDA will be stayed until the earlier of (i) up to 30 months from the expiration of STENDRA’s New Chemical Entity exclusivity period (i.e. October 27, 2019) or (ii) a District Court decision finding that the identified patents are invalid, unenforceable or not infringed.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the failure to protect our intellectual property and litigation in which we are involved or may become involved. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.

Mark K. Oki

Chief Financial Officer

oki@vivus.com

650-934-5200

Investor Relations: The Trout Group

Brian Korb

Senior Vice President

bkorb@troutgroup.com

646-378-2923